Exhibit 10.5

FIRST AMENDMENT TO SHAREHOLDERS’ AGREEMENT

This First Amendment to the Shareholders’ Agreement (“First Amendment”) memorializes the intent of the parties as of January 31, 2002, and is made by and between PriceSmart, Inc. (“PriceSmart”) and Grupo Gigante, S.A. de C.V. (“Gigante”). Each of PriceSmart and Gigante are referred to in this First Amendment as a “Shareholder,” and collectively as the “Shareholders”. Capitalized terms not defined herein shall have the meaning ascribed to them in the Shareholders’ Agreement (as defined hereinafter).

RECITALS

WHEREAS, the Shareholders entered into a shareholders’ agreement on January 15, 2002 (the “Shareholders’ Agreement”), which called for the creation of new privately-owned company (“NewCo”), being a business corporation under the laws of the United Mexican States (“Mexico”), for the establishment and operation of a business in Mexico, engaged in the sale of general merchandise, food and related products and services under a warehouse club business format (the “Merchandise Business System”);

WHEREAS, the Shareholders’ Agreement provides that each Shareholder shall deposit the amount of ten million U.S. dollars ($10,000,000) into NewCo’s account within fifteen (15) calendar days after the incorporation of NewCo;

WHEREAS, the Shareholders wish to clarify the intent of the above-mentioned language and wish to change the date of deposit to within ten (10) business days after the establishment of NewCo’s bank account;

WHEREAS, the terms of the Shareholders’ Agreement call for the Shareholders to cause NewCo to enter into the Licensing, Technology Transfer, Training, Management and Sourcing Agreement (the “Licensing and Management Agreement”) with PriceSmart and Venture Services, Inc. (“Licensors”), by which Licensors will, at Licensors’ actual costs only, which are effectively incurred by Licensors and directly derived from NewCo’s operations, grant a license to NewCo to utilize certain intellectual property owned by Licensors for the establishment and operation of the Merchandise Business System, and Licensors shall provide certain training, management support and product sourcing services to NewCo;

WHEREAS, the terms of the Shareholders’ Agreement call for the Shareholders to cause NewCo to enter into the Sourcing and Consulting Agreement with Gigante, (“Consulting Agreement”) whereby Gigante shall provide to NewCo, at Gigante’s actual costs only, its expertise regarding retail/wholesale business, consumer preferences and opportunities in Mexico;

WHEREAS, the Shareholders wish to replace the concept of “actual cost” in he Shareholders’ Agreement with “Consideration” (as defined herein);

WHEREAS, the Shareholders’ Agreement provides in Section 1 that all capitalized terms not defined therein have the respective meanings ascribed to them in the Licensing and Management Agreement;

WHEREAS, the terms of the Shareholders’ Agreement call, as provided therein, for each of PriceSmart, Gigante or TradeCo, to supply to OpCo all goods that are necessary to perform OpCo’s corporate purpose, and that all sourcing/expense reimbursement fees for all such goods will be at landed cost (including proportional rebates and marketing funds);

WHEREAS, the Shareholders wish that PriceSmart and Gigante have the possibility of directing their respective suppliers of goods to OpCo, so said suppliers deal directly with OpCo under the same business conditions as they do with PriceSmart and Gigante, as applicable;

WHEREAS, the Shareholders wish that TradeCo supplies to OpCo all the goods, as the latter requests, under market conditions;

WHEREAS, the terms of the Shareholders’ Agreement calls for the creation of a six (6) member board of directors for NewCo;

WHEREAS, the Shareholders wish to have an eight (8) member board of directors for NewCo, with eight (8) alternates;

WHEREAS, the Shareholders wish that, in addition to the named directors, the alternate members of the board of directors be allowed to attend meetings of the board, but without a vote, unless substituting a named director;

WHEREAS, the Shareholders’ Agreement provides that, if a Change of Control should occur in any of the Shareholders, then the other Shareholder must either buy the NewCo shares of the former or sell its own NewCo shares to the former; and

WHEREAS, the Shareholders wish that, if a Change of Control should occur in any of the Shareholders, then the other Shareholder may also have the opportunity to keep its NewCo shares, without having to buy the NewCo shares of the other Shareholder.

AGREEMENT

THEREFORE, in consideration of the mutual promises set forth in this First Amendment, and in compliance with Section 26. of the Shareholders’ Agreement, the Shareholders agree to amend Sections 2.1.2, 3, 4, 5.1, 6.1 and 12.6 of the Shareholders’ Agreement to read as follows:

2.1.2. Each Shareholder shall subscribe fifty percent (50%) of the capital stock of NewCo and pay initially for twenty-five (25) NewCo shares at a par value of one thousand ($1,000) Mexican pesos per share, the minimum fixed capital being the amount of $50,000 (fifty thousand 00/100 Mexican pesos). PriceSmart and Gigante shall complete the capitalization of NewCo by making additional contributions so that their respective total contributions reach twenty million U.S. dollars ($20,000,000) each, or the equivalent in Mexican pesos at the exchange rates quoted by Banco de México (“tipo de cambio para solventar obligaciones denominadas en moneda extranjera pagaderas en la República Mexicana”) on the dates of the contributions. Each Shareholder shall deposit the amount of ten million U.S. dollars

($10,000,000) into NewCo’s account within ten (10) business days after the opening of NewCo’s bank account. The balance of payments necessary for each Shareholder to reach a total capital contribution of twenty million U.S. Dollars ($20,000,000) apiece shall be deposited into NewCo’s account from time-to-time as required by NewCo and agreed to by the Shareholders. Additional shares shall be issued as the capital contributions are made. Any portion of a capital contribution, which would result in the issuance of a fractional share shall instead be recorded by NewCo as a premium.

3.	Licensing and Management Agreement

The Shareholders shall cause NewCo to enter into a Licensing, Technology Transfer, Training, Management and Sourcing Agreement (the “Licensing and Management Agreement”) with PriceSmart and Venture Services, Inc. (“Licensors”) in a form substantially similar to that attached hereto as Exhibit B. Pursuant to the Licensing and Management Agreement, Licensors will sell to Opco goods and/or services for an amount not greater than the lowest amount permitted by Mexican law (“Consideration”). Licensors shall also grant a license to NewCo to utilize certain intellectual property owned by Licensors for the establishment and operation of the Merchandise Business System, and Licensors shall provide certain training, management support and product sourcing services to NewCo.

Shareholders agree that prior to commencing the implementation of the Merchandise Business System, they will agree which of the names registered by PriceSmart, and granted for use by OpCo pursuant to the Licensing and Management Agreement, will be used by OpCo and, prior to using any trademark or trade name including the word “PriceSmart” or the word “Price,” they will first determine who will bear the costs in the event the use of that name is challenged, or if a different name shall be used.

4.	Consulting Agreements

The Shareholders shall cause NewCo to enter into a sourcing and consulting agreement with Gigante, (“Consulting Agreement”) whereby Gigante shall provide to NewCo, for a Consideration, its expertise regarding retail/wholesale business, consumer preferences and opportunities in Mexico.

5.	Sourcing Agreements

PriceSmart shall be OpCo’s exclusive supplier of goods purchased from manufacturers located in the United States, unless such goods are from suppliers referred to PSMT MEXICO by PriceSmart. Gigante shall be OpCo’s exclusive supplier of goods purchased from manufacturers located in Mexico, unless such goods are from suppliers referred to PSMT MEXICO by Gigante. However, OpCo shall retain the right to buy from other suppliers if PriceSmart or Gigante (as the case may be) cannot match the price of such goods offered by other suppliers. At OpCo’s request, each of PriceSmart, Gigante or TradeCo may also supply to OpCo goods that are manufactured outside of the United States or Mexico. PriceSmart and/or Gigante shall: (i) make a good faith best effort to have their respective suppliers deal directly with OpCo or its subsidiaries under the same terms, conditions and prices as those agreed between that supplier and PriceSmart, or that supplier and Gigante, or if not possible; (ii) sell to

OpCo goos and services for a Consideration. TradeCo shall always supply to OpCo all the goods, as the latter requests, under market conditions.

5.1 TradeCo. TradeCo, a wholly owned subsidiary of NewCo, shall operate to sell products to Gigante in Mexico and to PriceSmart in countries other than Mexico. TradeCo shall charge an amount not to exceed 2% above Consideration on all sales to PriceSmart or Gigante and as the market will bear to any parties other than PriceSmart or Gigante. TradeCo may not sell to any competitor of Gigante or PriceSmart.

6.1. Election. The board shall be comprised of (8) directors (“Directors”). The holders of Class A Shares and holders of Class B Shares shall nominate four (4) Directors each. Each Shareholder shall be entitled to name an alternate for each Director. The alternates appointed by a class of shares may each substitute for any of the Directors appointed by the same class. In addition to the named directors, the alternate members of the board of directors shall be allowed to attend meetings of the board, but without a vote, unless substituting a named director. The Shareholders agree to the manner that Directors are so elected, reappointed and removed (as described in this Section 6.1, and as further described below), in lieu of other possible procedures. For so long as there are only two Shareholders, if the percentage of any class of shares decreases relative to that of the other class, then the number of such class’ Directors shall be decreased and the other class shall be increased according to the following schedule:

1 share to <12.5% shares	0 Directors
12.5% to <25% shares	1 Director
25% shares <37.5% shares	2 Directors
37.5% to <50%	3 Directors
50% shares	4 Directors
>50% to 62.5% shares	5 Directors
>62.5% to 75% shares	6 Directors
>75% to 87.5% shares	7 Directors
>87.5% to 100% shares	8 Directors

12.6. Change in Control. If at any time there occurs a change of shareholder control of a Shareholder, such Shareholder (“Change of Control Shareholder”) shall be required, within three (3) business days, to offer to sell its NewCo shares to the other Shareholder (“Buy-Sell Offer”). Within fifteen (15) calendar days of receipt of the Buy-Sell Offer, which shall contain the price per share, the offeree Shareholder may elect, by written notice to the offeror Shareholder, (a) to buy the offeree Shareholder’s Shares at the price per share specified in the Buy-Sell Offer, (b.) to sell the offeror Shareholder’s shares at the price per share specified in the Buy-Sell Offer; or (c) to remain as Shareholder, under the same conditions set forth herein. For purposes of this Agreement “Change of Control” of a Shareholder shall be deemed to be (i) an acquisition of all or substantially all of the assets of such Shareholder, (ii) a sale of shares of voting capital stock or a merger, consolidation, reorganization or other combination or acquisition whereby the then-existing shareholders of such Shareholder and their affiliates do not retain at least a majority of the voting power of the shares of such Shareholder or the other equity of the surviving entity (iii) the acquisition by one person or group (other than the shareholders of such Shareholder existing immediately prior to date hereof) of beneficial ownership of at least 30% of the voting power of such Shareholder’s fully-diluted capital stock.

Any such transaction provided in Sections 12.5 and 12.6 (when the offeree Shareholder has exercised its option to either buy or sell) shall close on the latter of sixty (60) days following receipt of the Buy-Sell Offer or the date on which all necessary approvals are received, with payment to be made in accordance with Section 12.2.

In the event Gigante purchases all of PriceSmart’s shares pursuant to Sections 12.5, 12.6 or 13.1, then Gigante at its sole discretion shall have the right to continue with the use of the name PriceSmart for not more than three (3) years and with the Licensing and Management Agreement for not more than one year after the acquisition of the Shares sold by the offeror Shareholder or to terminate the Licensing and Management Agreement concurrently with the purchase of PriceSmart’s shares. Gigante shall continue to be bound as to any Confidential Information (as hereinafter defined), which had been received by Gigante from PriceSmart or NewCo pursuant to Section 18 hereof (but Gigante shall not be in breach of Section 18 only by continuing the operation of NewCo).

This First Amendment supports and supersedes any other document entitled First Amendment to the Shareholders’ Agreement, whether signed or unsigned.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to the Shareholders’ Agreement as of the date first written above.

PRICESMART: PriceSmart, Inc.		GIGANTE: Grupo Gigante, S.A. de C.V.

By:	/s/ Gilbert A. Partida	By:	/s/ Angel Losada Moreno

Gilbert A. Partida President/CEO		Angel Losada Moreno Presidente Ejecutivo y/o Roberto Salvo Horvilleur Director General

4649 Morena Blvd. San Diego, CA 92117 Fax Number: (619) 581-4707		Ejercito Nacional 769- A esquina Moliere, Col. Nueva Granada Delegación Miguel Hidalgo CP 11520 México D.F. Fax Number: (52-55) 52 69-8380